EXHIBIT 10.39

MAC-GRAY CORPORATION

LONG TERM INCENTIVE PLAN

(Amended and Restated as of February 3, 2012)

1.             Purpose.  This Plan is intended to create incentives for certain executive officers and key employees of the Company and any Subsidiary to allow the Company to attract and retain in its employ persons who will contribute to the future success of the Company.  It is further the intent of the Company that awards made under this Plan be used to achieve the twin goals of (i) aligning executive incentive compensation with increases in stockholder value over the long term, and (ii) using equity compensation as a tool to retain executive officers and key employees.  In furtherance of the goals, it is the intention of the Company that, except in limited circumstances, fifty percent (50%) of each award made under this Plan will be made in the form of restricted stock units and the remaining fifty percent (50%) in the form of stock options.  Additional awards of restricted stock units only may be made for Annual Excess Awards.

2.             Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth below:

2.1          “Annual Target Award” shall mean, for any Participant, a percentage of his or her base salary at the beginning of each Fiscal Year.

2.2          “Annual Excess Award” shall mean, for any Participant, a percentage of his or her Annual Target Award.

2.3          “Committee” shall mean those members of the Compensation Committee of the Board of Directors of the Company who are “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

2.4          “Company” shall mean Mac-Gray Corporation.

2.5          “Effective Date” shall mean February 27, 2006.

2.6          “Fiscal Year” shall mean the fiscal year of the Company, which is the 12-month period ending December 31 of each year.

2.7          “Participant” shall mean any executive officer or key employee recommended by the Chief Executive Officer and approved by the Committee pursuant to Section 4 to participate herein.

2.8          “Performance Measure” shall mean, for any Fiscal Year, the specific performance measure determined by the Committee for such Fiscal Year based on one or more of the following criteria (which shall be applicable to the organizational level specified by the

Committee, including, but not limited to, the Company or any Subsidiary, a division, an operating unit or a business segment of the Company or any Subsidiary, or any combination of the foregoing):  (i) earnings before interest, taxes, depreciation and amortization, with or without adjustments for interest expense, capital expenditures and non-recurring, non-operating or extraordinary items, including on a per share basis; (ii) return on equity, assets, capital or investment; (iii) changes in the market price of the Stock; (iv) economic value-added; (v) total stockholder returns; (vi) earnings (loss), including on a per share basis; (vii) revenue or sales, (viii) cost savings or realization of synergies; (ix) pre-tax or after-tax profit levels; (x) leverage or other financial ratios, (xi) market share.

2.9          “Plan” shall mean the Mac-Gray Corporation Long Term Incentive Plan, as amended from time to time.

2.10        “Stock” shall mean the common stock, par value $.01 per share, of the Company.

2.11        “Subsidiary” shall mean any corporation or other entity in which the Company has a controlling interest, either directory or indirectly.

3.             Administration.  The Committee shall have sole discretionary power to determine the Performance Measure(s), their target amounts and their relative weighting each year, to determine the vesting schedule for Annual Target Awards and Annual Excess Awards, to interpret the provisions of this Plan, to administer and make all decisions and exercise all rights of the Company with respect to this Plan.  The Committee shall have final authority to apply the provisions of the Plan and determine, in its sole discretion, the amount of the Annual Target Awards and Annual Excess Awards for Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid from the Plan.  The Committee’s exercise of this discretionary authority shall at all times be in accordance with the terms of the Plan and shall be entitled to deference upon review by any court, agency or other entity empowered to review its decision, and shall be enforced provided that it is not arbitrary, capricious or fraudulent.

4.             Eligibility.  For each Fiscal Year, those executive officers and key employees recommended by the Chief Executive Officer and approved by the Committee shall be Participants.  The selection of an individual to be a Participant in any one Fiscal Year does not entitle the individual to be a Participant in any other Fiscal Year.

5.             Annual Target Awards and Annual Excess Awards.  The Committee shall determine the Annual Target Award and Annual Excess Award for each Participant.  It is expected that 50 percent of the value of the Annual Target Award shall be awarded annually in the form of stock options and 50 percent of the value of the Annual Target Award shall be awarded annually in the form of restricted stock units.  It is expected that 100 percent of the value of the Annual Excess Award shall be awarded annually in the form of restricted stock units.  Value for this purpose shall mean (a) in the case of stock options, the Black-Scholes value of such stock options, and (b) in the case of restricted stock units, the number of units subject to the award multiplied by the average closing price of the Stock for the ten trading days immediately preceding the award date.  Stock options shall have an exercise price equal to the fair market value of the Stock on the date of grant and shall become exercisable over a three-year period, at the rate of 33 1/3 percent each year, subject to continued employment of the Participant by the Company or a Subsidiary.  Up to 33 1/3 percent of the restricted stock units subject to an award shall become vested following each Fiscal Year on the date (the “Vesting Date”) on which the Committee makes a determination regarding the achievement of the Performance Measures for such Fiscal Year, subject to continued employment of the Participant by the Company or a Subsidiary.  The actual number of restricted stock units issued in respect of Annual Target Awards and Annual Excess Awards that will vest on a particular Vesting Date will depend on the percentage of each Performance Measure the Company achieved for the relevant Fiscal Year based on a vesting schedule determined by the Committee and included in the relevant restricted stock unit agreements.

The Committee shall review the Company’s audited financial statements promptly after their preparation each year to determine the percentage of each Performance Measure that was achieved for purposes of the Plan.  The Committee shall have full discretion to modify the target amount for any Performance Measure for any Fiscal Year at any time, including without limitation to take into account any acquisitions or other corporate transactions occurring during such Fiscal Year.  If on any Vesting Date all or some of the restricted stock units subject to an award do not vest because the applicable Performance Measure is not achieved at the requisite level, then such unvested restricted stock units shall be forfeited.

In view of the Chief Executive Officer’s significant ownership position in the Stock, he shall have the right, with respect to any award of restricted stock units, to elect to have such restricted stock units settled in cash rather than in Stock.  Further, with respect to any award of restricted stock units to a Participant other than the Chief Executive Officer and provided that such Participant is then in compliance with any applicable stock ownership guidelines (as such compliance is determined by the Committee in its discretion), such Participant shall have the right to elect to have such restricted stock units settled in cash rather than in Stock (an “Election Right”).  The Chief Executive Officer or such other Participant that is entitled to an Election Right, as the case may be, may make such election to have an award of restricted stock units settled in cash at any time within fifteen (15) days following the grant date of such award, provided that Participants other than the Chief Executive Officer that make the election for an award of restricted stock units in respect of the Annual Target Award or Annual Excess Award for a particular Fiscal Year must make the election for all restricted stock units granted to such Participant in respect of the Annual Target Award and Annual Excess Award for such Fiscal Year.  If an election to have an award settled in cash is timely made with respect to an award, such award will be settled in cash on each applicable Vesting Date with the payment amount equal to the aggregate number of restricted stock units that vest on such Vesting Date multiplied by the closing price of the Stock on such Vesting Date.  If no such election is timely made with respect to an award, such award will be settled in Stock.

6.             Forfeiture.  Unless otherwise determined by the Committee, a Participant whose employment with the Company terminates for any reason prior to fulfilling the vesting requirements for his or her stock options and restricted stock units hereunder shall forfeit all rights to his or her stock options and restricted stock units that remain unvested on his or her termination date.

7.             Amendment or Termination of Plan.  The Compensation Committee may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment or termination shall, without the written consent of the Participants, in any material adverse way affect the rights of a Participant with respect to benefits earned prior to the date of amendment or termination.

8.             Limitation of Company’s Liability.  Subject to its obligation to make payments as provided for hereunder, neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person.  The Company is under no obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Plan.  Any benefits which become payable hereunder shall be paid from the general assets of the Company.  No Participant, or his or her beneficiary or beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the benefits to be paid hereunder.

9.             Withholding of Tax.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation.  Withholding can be made in the form of Stock up to the minimum withholding amount.

10.          Assignability.  Except as otherwise provided by law, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

11.          No Contract for Continuing Services.  This Plan shall not be construed as creating any contract for continued services between the Company and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company.

12.          Governing Law.  This Plan shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

13.          Non-Exclusivity.  The Plan does not limit the authority of the Company, the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Measures used under the Plan.  In addition, executives not selected to participate in the Plan may participate in other plans of the Company.